EXHIBIT 10.4

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (“Supplemental Indenture”), dated as of October 29, 2007, is between Alltel Communications, Inc. (the “Company”), Alltel Corporation (“Alltel”) and The Bank of New York Trust Company, N.A., successor to Citibank, N.A., as trustee (the “Trustee”), and amends the indenture dated as of March 1, 1997 between 360 Communications Company, as issuer, and Citibank, N.A., as trustee, as amended by the First Supplemental Indenture dated as of February 1, 1999 among 360 Communications Company, Alltel and Citibank, N.A., as trustee and the Second Supplemental Indenture dated as of March 24, 2005 among the Company, Alltel and Citibank, N.A., as trustee (as so amended, the “Indenture”), with respect to the following series of Securities issued under the Indenture:

6.65% Senior Notes due 2008

7.60% Senior Notes due 2009

The foregoing Securities, which are all of the series Outstanding under the Indenture, are referred to herein as the “Affected Securities.” Capitalized terms used in this Supplemental Indenture and not defined are used with the meanings given to such terms in the Indenture.

WHEREAS, Section 1202 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under the Indenture; and

WHEREAS, the Company has solicited the consent of the Holders of the Affected Securities to certain amendments to the Indenture pursuant to that certain Offer to Purchase and Consent Solicitation Statement dated October 15, 2007 (the “Offer to Purchase”); and

WHEREAS, the Company has received written consents of the Holders of not less than a majority in principal amount of each series of the Affected Securities to the amendments to the Indenture set forth in this Supplemental Indenture; and

WHEREAS, all other things necessary in order to execute and deliver this Supplemental Indenture and effect the amendments set forth herein have been obtained;

NOW, THEREFORE, in order to amend the terms of the Indenture with respect to all outstanding Securities of each series of the Affected Securities, in consideration of the premises, it is mutually agreed by the Company, Alltel and the Trustee, for the equal and ratable benefit of all Holders of the Affected Securities, as follows:

ARTICLE ONE

DEFINITION

Section 1.1 Definition. When used herein, “Tender Offer Completion Event” shall mean such time as each of the following events shall have occurred: the Company shall have (a) accepted for payment all Affected Series validly tendered and not validly withdrawn in accordance with the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal and Consent dated October 15, 2007 and (b) paid to the depositary (as specified in the Offer to Purchase) a sum sufficient to satisfy the Company’s obligation to pay to each Holder of the Affected Securities that has tendered its Affected Securities pursuant to the relevant tender offer the applicable total consideration, or to the extent applicable, the applicable total consideration less the applicable consent payment, for any Affected Securities accepted pursuant to the relevant tender offer.

ARTICLE TWO

AMENDMENTS TO INDENTURE

Section 2.1 Deleted Definitions. Upon the occurrence of the Tender Offer Completion Event, Section 101 of the Indenture shall, without further action by any party hereto, be amended by deleting the definition of each term that is used in the Indenture only in the Sections or Subsections thereof that are deleted or revised pursuant to Section 2.2 hereof.

Section 2.2 Amended Provisions. Upon the occurrence of the Tender Offer Completion Event, the text of each of the following Sections or Subsections of the Indenture shall, without further action by any party hereto, be amended as follows:

(a) Covenants. The text of Sections 602 and 606 (other than, in each case, the Section numbering and caption) of the Indenture shall be deleted in their entirety and replaced with the words “[Intentionally Omitted]”.

(b) Satisfaction and Discharge. Section 702 of the Indenture shall be amended to state, in its entirety, the following:

“Section 702. Conditions to Defeasance.

The Company may exercise its legal defeasance option with respect to the Securities of any series or its covenant defeasance option only if:

(a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and premium, if any, of and interest on the Securities of such series to Maturity;

(b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all of the Securities of such series to Maturity;

(c) 123 days pass after the deposit is made and during such 123-day period no Default specified in Section 801(f) or (g) with respect to the Company occurs which is continuing at the end of such period;

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Securities if such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(g) [Intentionally Omitted]; and

(h) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities of such series as contemplated by this Article have been complied with.”

(c) Events of Default; Remedies. Section 801 of the Indenture shall be amended to state, in its entirety, the following:

“Section 801. Events of Default.

“Events of Default”, wherever used herein with respect to Securities of any series, means any one of the following events:

(a) failure to pay any interest on any Security of such series within 30 days after the same becomes due and payable; or

(b) failure to pay the principal of or premium, if any, on any Security of such series at Maturity, upon acceleration, optional redemption, required purchase (including purchases pursuant to Section 1001) or otherwise; or

(c) failure to perform, or breach of, any covenant or warranty of the Company in Section 602 or 603, and such failure to perform or breach continues for 30 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder, or the Company fails to give the notice specified below; or

(d) failure to perform, or breach of, any covenant or warranty of the Company in this Indenture (other than those referred to in (a), (b) or (c) above) and such failure to perform or breach continues for 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder, or the Company fails to give the notice specified below; or

(e) [Intentionally Omitted];

(f) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)	commences a voluntary case;

(2)	consents to the entry of an order for relief against it in an involuntary case;

(3)	consents to the appointment of a Custodian of it or for any substantial part of its Property; or

(4)	makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)	is for relief against the Company or any Restricted Subsidiary in an involuntary case;

(2)	appoints a Custodian of the Company or any Restricted Subsidiary for any substantial part of its property; or

(3)	orders the winding up or liquidation of the Company or any Restricted Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

(h) [Intentionally Omitted]; or

(i) any other Events of Default specified with respect to Securities of such series.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall deliver to the Trustee written notice of the occurrence of any Default or Event of Default under clause (c) or (d) above within 30 days of its becoming aware of any such Default. Such written notice shall be in the form of an Officers’ Certificate and shall state the status of such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.”

(d) Holders’ Lists and Reports by Trustee and Company. Section 1504 of the Indenture shall be amended to state, in its entirety, the following:

“Section 1504. Reports by ALLTEL.

ALLTEL shall comply with Section 314(a) of the Trust Indenture Act.”

ARTICLE THREE

MISCELLANEOUS

Section 3.1 Execution as Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

Section 3.2 Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.3 Recitals by the Company and Alltel. The recitals in this Supplemental Indenture are made by the Company and Alltel only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Affected Securities and of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.4 Executed in Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.5 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 3.6 Trust Indenture Act to Control. If and to the extent that any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision included in the Indenture or in this Supplemental Indenture which is required to be included in or is or is deemed to be applicable to this Supplemental Indenture by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required or other applicable provision shall control.

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be duly executed as of the date first written above.

ALLTEL COMMUNICATIONS, INC.

		By:	/s/ Richard N. Massey
		Name:	Richard N. Massey
		Title:	EVP

Attest:

/s/ Holly L. Larkin
Name:	Holly L. Larkin
Title:	Secretary

ALLTEL CORPORATION as Guarantor

		By:	/s/ Richard N. Massey
		Name:	Richard N. Massey
		Title:	EVP

Attest:

/s/ Holly L. Larkin
Name:	Holly L. Larkin
Title:	Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

		By:	/s/ Raymond Torres
		Name:	Raymond Torres
		Title:	Assistant Vice President